The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursant to Rule 424(b)(5)
Registration No. 333-256347
Subject to Completion
Preliminary Prospectus Supplement dated May 24, 2021
Preliminary Prospectus Supplement
(To Prospectus dated May 21, 2021)

VeriSign, Inc.
$
% Senior Notes due 2031
We are offering $     aggregate principal amount of our     % Senior Notes due 2031 (the “notes”). The notes will mature on     , 2031. Interest will be payable on     and      of each year, commencing    , 2021. Interest will accrue from     , 2021.
We may redeem the notes, in whole or in part, at any time prior to their maturity at the redemption prices described in “Description of Notes—Optional Redemption.” On or subsequent to     , 2031 (three months prior to the maturity date of the notes), we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest to, but not including, the redemption date. Upon the occurrence of a “change of control repurchase event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.
The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior unsecured debt, including our indebtedness under our Unsecured Credit Facility (as defined herein) and our Existing Notes (as defined herein), and senior in right of payment to all of our future subordinated debt. The notes will not be guaranteed by any of our subsidiaries. The notes are being offered globally for sale in jurisdictions where it is lawful to make such offers and sales. The notes are not and will not be listed on any securities exchange. Currently, there is no public market for the notes.
See “Risk Factors” beginning on page S-7 of this prospectus supplement and the risk factors described in the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of certain risks that you should consider in connection with an investment in the notes.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
Per Note	Total
Public offering price(1)%	$
Underwriting discount %	$
Proceeds, before expenses, to VeriSign, Inc.(1)%	$
(1)	Plus accrued interest, if any, from , 2021.
We expect that delivery of the notes will be made to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about    , 2021.
Joint book-running managers
J.P. Morgan	BofA Securities	US Bancorp
   , 2021

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus.

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the captions “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.
The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, or of any sale of our debt securities.
Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
Except where the context otherwise requires or indicates, in this prospectus supplement the terms “Verisign,” “Company,” “us,” “we” and “our” refer to VeriSign, Inc. and its consolidated subsidiaries.
S-ii

NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain statements that may constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties, including, among other things, statements regarding our expectations about (i) the impact from the effects of the COVID-19 pandemic, (ii) the rate of growth in revenues for the remainder of 2021, (iii) Cost of revenues, Sales and marketing expenses, Research and development expenses, General and administrative expenses, quarterly Interest expense, and quarterly Non-operating income, net, for the remainder of 2021, (iv) our annual effective tax rate for 2021, and (v) the sufficiency of our existing cash, cash equivalents and marketable securities, and funds generated from operations, together with our borrowing capacity under the Unsecured Credit Facility. Forward-looking statements include, among others, those statements including the words “expects,” “anticipates,” “intends,” “believes” and similar language. Our actual results may differ significantly from those projected in the forward-looking statements. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical facts, included in this prospectus that address activities, events, or developments that we expect, believe, or anticipate will exist or may occur in the future, are forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, the following:
•	attempted security breaches, cyber-attacks, and Distributed Denial of Service (DDoS) attacks against our systems and services;
•	the introduction of undetected or unknown defects in our systems;
•	vulnerabilities in the global routing system;
•	system interruptions or system failures;
•	damage to our data centers;
•
risks arising from our operation of root servers and our performance of the Root Zone Maintainer functions under the Root Zone Maintainer Service Agreement with the Internet Corporation for Assigned Names and Numbers (“ICANN”);

•	any loss or modification of our right to operate the .com and .net generic top-level domains (“gTLDs”);
•	changes or challenges to the pricing provisions of the .com Registry Agreement;
•	new or existing governmental laws and regulations in the U. S. or other applicable foreign jurisdictions;
•	economic, legal and political risks associated with our international operations;
•	the impact of unfavorable tax rules and regulations;
•	risks from the adoption of ICANN’s consensus and temporary policies, technical standards and other processes;
•	the uncertainty of the impact of changes to the multi-stakeholder model of internet governance;
•	the outcome of claims, lawsuits, audits or investigations;
•	the effects of the COVID-19 pandemic;
•	our ability to compete in the highly competitive business environment in which we operate;
•	changes in internet practices and behavior and the adoption of substitute technologies, or the negative impact of wholesale price increases;
•	our ability to expand our services into developing and emerging economies;
•	our ability to maintain strong relationships with registrars and their resellers;
•	our ability to attract, retain and motivate our highly skilled employees; and
•	our ability to protect and enforce our intellectual property rights.
S-iii

In addition, factors that might cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in this prospectus supplement, in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 (the “2021 First Quarter Form 10-Q”). See also “Incorporation of Certain Documents by Reference.” The Company undertakes no obligation to update any of the forward-looking statements after the date of this prospectus supplement.
Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. In addition to causing our actual results to differ, the factors listed above and described in the documents incorporated by reference herein may cause our intentions to change from those statements of intention set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above and described in the documents incorporated by reference herein, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
TRADEMARKS
VERISIGN, the VERISIGN logo, and certain other product or service names are registered or unregistered trademarks in the U. S. and other countries. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement are without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names. Other trademarks, service marks and trade names used in this prospectus supplement may be trademarks of their respective owners.
DOMAIN NAME BASE INFORMATION
Pursuant to our agreements with ICANN, Verisign makes available files containing all active domain names registered in the .com and .net registries. Further, we also make available a summary of the active zone count registered in the .com and .net registries and the number of .com and .net domain name registrations in the domain name base. The zone counts and information on how to obtain access to the zone files can be found at https://www.Verisign.com/zone. The domain name base is the active zone plus the number of domain names that are registered but not configured for use in the respective top-level domain zone file plus the number of domain names that are in a client or server hold status. The domain name base may also reflect compensated or uncompensated judicial or administrative actions to add or remove from the active zone an immaterial number of domain names. These files and the related summary data are updated at least once per day. The update times may vary each day. The number of domain names provided or incorporated by reference in this prospectus supplement is as of midnight of the date reported. The information available on, or accessible through, our website is not incorporated herein by reference.
S-iv

SUMMARY
This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement and those documents contained elsewhere and incorporated by reference into the prospectus supplement, including the risk factors and the financial statements and related notes incorporated by reference in this prospectus supplement, before making an investment decision.
The Company
We are a global provider of domain name registry services and internet infrastructure, enabling internet navigation for many of the world’s most recognized domain names. We enable the security, stability, and resiliency of key internet infrastructure and services, including providing root zone maintainer services, operating two of the 13 global internet root servers, and providing registration services and authoritative resolution for the .com and .net top-level domains (“TLDs”), which support the majority of global e-commerce.
As of March 31, 2021, we had 168.0 million .com and .net registrations in the domain name base. The number of domain names registered is largely driven by continued growth in online advertising, e-commerce, and the number of internet users, which is partially driven by greater availability of internet access, as well as marketing activities carried out by us and our registrars. Growth in the number of domain name registrations under our management may be hindered by certain factors, including overall economic conditions, competition from country code top-level domains (“ccTLDs”), other gTLDs, services that offer alternatives for an online presence, such as social media, and ongoing changes in the internet practices and behaviors of consumers and businesses. Factors such as the evolving practices and preferences of internet users, and how they navigate the internet, as well as the motivation of domain name registrants and how they will manage their investment in domain names, can negatively impact our business and the demand for new domain name registrations and renewals.
Verisign was incorporated in Delaware on April 12, 1995. Our principal executive offices are located at 12061 Bluemont Way, Reston, Virginia 20190. Our telephone number at that address is (703) 948-3200. Our common stock is traded on The Nasdaq Global Select Market under the ticker symbol VRSN. Our primary website is https://www.Verisign.com. The information available on, or accessible through, this website is not incorporated in this prospectus supplement by reference.
Services
We operate the authoritative directory of and/or the back-end systems for all .com, .net, .cc, .tv, .gov, .edu and .name domain names, among others. Our services allow individuals and organizations to establish their online identities, while providing the secure, always-on access they need to communicate and transact reliably with large-scale online audiences.
We are the exclusive registry of domain names within the .com, .net, and .name gTLDs, among others, under agreements with the ICANN and also, with respect to the .com agreement, the U.S. Department of Commerce (“DOC”). We are also the exclusive registry of domain names within certain transliterations of .com and .net in a number of different native languages and scripts (“IDN gTLDs”). As a registry, we maintain the master directory of all second-level domain names (e.g., example.com and example.net) in these gTLDs and IDN gTLDs. Our global constellation of Domain Name System (“DNS”) servers provides internet protocol (“IP”) address information in response to queries, enabling the use of browsers, email systems, and other systems on the internet. In addition, we own and maintain the shared registration system that allows ICANN-accredited registrars to enter new second-level domain names into central directories and to submit modifications, transfers, re-registrations, and deletions for existing second-level domain names (“Shared Registration System”).
In addition to our registry agreements with ICANN, we have agreements to operate the registries for the .tv and .cc country code top-level domains for Tuvalu and Cocos (Keeling) Islands, respectively, and to operate the back-end registry systems for the .gov, and .edu sponsored TLDs, among others. Except for .gov, these TLDs are also supported by our global constellation of DNS servers and Shared Registration System.
We also provide internationalized domain name services that enable internet users to access domain names in characters representing their local language. Our gTLDs and ccTLDs can support standards-compliant domain name registrations in over 100 different native languages and scripts.
We also perform the root zone maintainer function under an agreement with ICANN for the core of the internet’s DNS and operate two of the 13 root zone servers that contain authoritative data for the top of the DNS hierarchy.

Domain names can be registered for between one and 10 years. The fees charged for .com, .net and .name may only be increased according to adjustments prescribed in our agreements with ICANN over the applicable term. Revenues for .cc and .tv domain names and our IDN gTLDs are based on a similar fee system and registration system, although the fees charged are not subject to the same pricing restrictions as those imposed by the DOC and ICANN on .com, or ICANN with respect to .net and .name. The fees received from operating the .gov registry are based on the terms of Verisign’s agreement with the U.S. government. The fees received from operating other registry infrastructures on behalf of other registry operators are based on the terms of Verisign’s agreements with those respective registry operators.
Operations Infrastructure
Our operations infrastructure consists of secure data centers in Dulles, Virginia; Ashburn, Virginia; New Castle, Delaware; and Fribourg, Switzerland as well as more than 100 other sites around the world. Our domain name servers refer requestors to the associated authoritative name servers for second level domains under our TLDs, thus enabling DNS resolution for every .com and .net domain name on the internet. Our servers process an average of more than 226 billion queries daily. Our operations infrastructure operates 24 hours a day, supporting our services. The performance and availability of our infrastructure are critical for our business. Key features of our operations infrastructure include:
•
Distributed Servers: We operate a large number of high-speed servers globally to support localized capacity and performance demands. In conjunction with our proprietary software, processes and procedures, this global constellation of servers offers rapid failover, global and local load balancing, and threshold monitoring on critical servers.

•
Networking: We deploy and maintain a redundant and diverse global network, maintain high-speed, redundant connections to numerous internet service providers, and maintain peering relationships globally to ensure that our critical services are readily accessible to customers at all times.

•
Security: We incorporate architectural concepts such as protected domains, restricted nodes, and distributed access control in our system architecture. In addition, we employ firewalls and intrusion detection software, as well as proprietary security mechanisms at many points across our infrastructure. We perform recurring internal vulnerability testing and controls audits, and also contract with third-party security consultants who perform periodic penetration tests and security risk assessments on our systems. We have engineered resiliency and diversity into how we host classes of products throughout our set of interconnected sites to mitigate unknown vendor defects and zero-hour security vulnerabilities. This includes different physical security silos, which themselves are separated into bulkheads, and in which servers are located. Corporate networks are in their own physical silo. Thus, the corporate networks to which personnel directly connect are separated from the silos that house production services; administration of production gear from corporate systems must go through an internal, fortified intermediary; and account credentials used within the corporate networks are not used within the production silos, nor on the fortified systems.

•	Data Integrity: We employ both phased and systemic integrity validation operations via a number of proprietary mechanisms on all internal DNS publication operations.
We have continuously expanded our infrastructure to meet demands to support normal and peak system load and attack volumes based on what we have experienced historically, as well as to address projected internet attack trends.
Call Centers and Help Desk: We provide customer support services over the phone, by email and through web-based self-help systems. Our support teams are staffed with trained technical customer support agents. Support is available for customers 24 hours a day, every day of the year. Throughout the COVID-19 pandemic, our support teams have continued servicing our customers while working remotely.
Operations Support and Monitoring: Through our network operations center, we have an extensive monitoring capability that enables us to track the status and performance of our critical database systems and our global resolution systems. Our network operations center monitors our systems 24 hours a day, every day of the year and has continued to be staffed by employees working remotely during the COVID-19 pandemic.
Disaster Recovery Plans: We have disaster recovery and business continuity capabilities that are designed to deal with the loss of entire data centers and other facilities. We maintain data centers with mirrored services that allow failover with no data loss and no loss of function or capacity, as well as a tertiary facility in Switzerland.

Our critical data services (including domain name registration and global resolution) use advanced storage systems that provide data protection through techniques such as synchronous mirroring and remote replication. We periodically operate services at an alternate data center during maintenance windows to ensure the availability of our data centers for disaster recovery.
COVID-19 Update
The United States and the global community we serve are facing unprecedented challenges posed by the COVID-19 pandemic. In response to the pandemic, we have established a task force to monitor the pandemic and have taken a number of actions to protect our employees, including restricting travel, modifying our sick leave policy to encourage quarantine and isolation when warranted, and directing most of our employees to work from home. We have implemented our readiness plans, which include the ability to maintain critical internet infrastructure with most employees working remotely. We believe that the effects of the pandemic to date have led to an increase in the demand for domain names, particularly as businesses and entrepreneurs have been seeking to establish or expand their presence online in response to the pandemic. Our revenues continued to grow during 2020 and the first quarter of 2021 primarily driven by an increase in the domain name base for the .com TLD; however, the situation remains uncertain and hard to predict. The broader implications of the pandemic on our business and operations and our financial results, including the extent to which the effects of the pandemic will impact future growth in the domain name base, remain uncertain. The duration and severity of the economic disruptions from the pandemic may ultimately result in negative impacts on our business and operations, results of operations, financial condition, cash flows, liquidity and capital and financial resources. Because fees for domain name registrations and renewals are generally due at the time of registration or renewal and revenues from such registrations and renewals are recognized ratably over their terms, the effects of the pandemic may not be fully reflected in our results of operations until future periods. For further discussion, see “Risk Factors—The effects of the COVID-19 pandemic have impacted how we operate our business, and the extent to which the effects of the pandemic will impact our business, operations, financial condition and results of operations remains uncertain” in Part 1, Item 1A of the 2020 Form 10-K.
Redemption of the 2023 Notes
Concurrently with this offering, we intend to deliver a notice of redemption with respect to all of our $750 million aggregate principal amount of outstanding 4.625% Senior Notes due 2023 (the “2023 Notes”). The redemption will be completed 30 days after the delivery of the notice of redemption and will be conditioned upon the completion of this offering. This prospectus supplement does not constitute a notice of redemption for the 2023 Notes, which will be made in accordance with the 2023 Notes Indenture (as defined herein).
Recent Developments
As previously disclosed, a subsidiary of Afilias plc (“Afilias”), a competitor and losing bidder in the .web auction, raised objections to the .web auction by filing a form of arbitration proceeding against ICANN, called an Independent Review Process (“IRP”) under ICANN's bylaws, on November 14, 2018. Such an IRP is for the purpose of evaluating whether an action or omission by ICANN constituted a violation of ICANN’s bylaws. Despite the IRP’s limited jurisdiction, Afilias’ claims sought to have the IRP panel invalidate the .web auction and to award the .web TLD to Afilias. On May 21, 2021, the Company received the panel's Final Decision dated May 20, 2021.
Consistent with Verisign’s position, the panel dismissed Afilias' claims for relief seeking to invalidate the .web auction and to award the .web TLD to Afilias, concluding that such issues were beyond its jurisdiction. Furthermore, as we expected, consistent with Verisign’s position, the panel's ruling recommends that ICANN's Board of Directors consider the objections made about the .web auction and then make a decision on the delegation of .web.
With respect to ICANN, the ruling finds that certain actions and/or inaction by ICANN in response to Afilias’ objections violated aspects of ICANN's bylaws related to transparency and fairness. These findings are particular to ICANN’s actions and not conduct by Verisign. Verisign anticipates that ICANN's Board will review the panel's ruling and proceed consistent with the panel’s recommendation to consider the objections and make a decision on the delegation of .web.
Although Verisign intends to continue to vigorously pursue the delegation of .web, we can provide no assurance as to the ultimate resolution of this matter, including the decision of ICANN’s Board regarding the delegation of .web.

THE OFFERING
The following summary contains basic information about the notes and is not intended to be complete. For more information about the notes, see “Description of Notes” in this prospectus supplement.
Issuer
VeriSign, Inc.
Securities
$    million aggregate principal amount of  % Senior Notes due 2031.
Maturity Date
    , 2031.
Interest Rate
Interest on the notes will accrue at an annual rate of    %.
Interest Payment Dates
Interest will be paid semi-annually in arrears on    and    of each year, commencing     , 2021. Interest will accrue from     , 2021.
Ranking
The notes will be our senior unsecured obligations and will:
•	rank senior in right of payment to all of our future subordinated indebtedness;
•	rank equally in right of payment with all of our existing and future senior indebtedness, including our obligations under our Unsecured Credit Facility and our Existing Notes;
•	be effectively subordinated to any of our future secured debt to the extent of the value of the assets securing such debt; and
•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries.
As of March 31, 2021, after giving effect to this offering, as adjusted to reflect the sale of the notes offered by us in this offering, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and the expected application of the net proceeds of this offering as described under “Use of Proceeds” in this prospectus supplement, we would have had no outstanding indebtedness for money borrowed that was secured, no outstanding borrowings and $200 million of unused commitments under our Unsecured Credit Facility and $   million of total outstanding indebtedness, all of which is senior indebtedness, including the carrying values, as reported on our condensed consolidated balance sheet, of the Existing Notes.
As of March 31, 2021, our subsidiaries collectively had (1) liabilities (excluding intercompany liabilities) of $412.7 million (13.0% of our consolidated total liabilities), of which $353.1 million were deferred revenues, (2) assets (excluding intercompany assets) of $663.1 million (37.2% of our consolidated total assets), of which $623.4 million were cash, cash equivalents and marketable securities primarily held by foreign subsidiaries and (3) assets (excluding cash, cash equivalents and marketable securities, and intercompany assets) of $39.7 million (6.6% of our consolidated total assets, excluding cash, cash equivalents and marketable securities).
Use of Proceeds
We intend to use the net proceeds to fund the redemption of all of the 2023 Notes. Any excess net proceeds will be used for general corporate purposes. See “Use of Proceeds.”
Denomination
The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Change of Control Repurchase Event
Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.
Optional Redemption
We may redeem some or all of the notes at any time or from time to time, as a whole or in part, at our option, at the redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption.”
Certain Covenants
The indenture relating to the notes will, among other things, limit our ability and the ability of certain of our subsidiaries to create or assume liens, enter into sale and leaseback transactions, and our ability to engage in mergers or consolidations and transfer or lease all or substantially all of our assets. See “Description of Notes—Certain Covenants.”
Further Issuances
We may create and issue additional notes ranking equally with the notes initially offered in this offering and otherwise similar in certain respects. These additional notes could be part of the same series of the notes initially offered in this offering. There is no limit on the amount of notes that can be issued under the indenture.
No Listing
We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system.
Book Entry
The notes will be delivered in book-entry form only through DTC for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank NV/SA.
Risk Factors
An investment in the notes involves certain risks that an investor should carefully evaluate prior to making an investment in the notes. You should carefully read the “Risk Factors” section beginning on page S-7 of this prospectus supplement, the “Risk Factors” section on page 2 of the accompanying prospectus and the “Risk Factors” section in the 2020 Form 10-K.
Trustee
U.S. Bank National Association.
Governing Law
The indenture and the notes will be governed by the laws of the State of New York.

RISK FACTORS
You should carefully consider the following risk factors, in addition to the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under “Risk Factors” in Item 1A of our 2020 Form 10-K incorporated by reference herein, in evaluating our business and an investment in the notes. The risks and uncertainties described below and incorporated by reference are not the only ones we face. Additional risks and uncertainties that we do not presently know about, or that we currently believe are immaterial, may also adversely impact our business. Events relating to any of the following risks as well as other risks and uncertainties could seriously harm our business, financial condition and results of operations. In such a case, the trading value of the notes could decline, or we may be unable to meet our obligations under the notes, which in turn could cause you to lose all or part of your investment.
Risks Relating to the Notes
Your ability to sell the notes may be limited by the absence of an active trading market for the notes.
The notes will be new issues of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market in the notes and, if commenced, they may discontinue their market-making activities in their sole discretion at any time without notice. Therefore, an active market for the notes may not develop or be maintained, which could adversely affect the market price and liquidity of the notes. Even if an active trading market for the notes does develop, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance, the time remaining to maturity of the notes, the outstanding amount of the notes, our credit ratings with major credit rating agencies and other factors.
Ratings of the notes may not reflect all risks of an investment in the notes and negative changes in our credit ratings may adversely affect your investment in the notes.
We expect the major debt rating agencies to rate and routinely evaluate our debt. The ratings of the notes will primarily reflect our results and financial condition and may change over time.
Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market prices or suitability for a particular investor. In addition, ratings at any time may be lowered, placed on negative outlook or watch or withdrawn in their entirety. Any actual or anticipated negative changes or downgrades in our credit ratings or ratings outlook or watch, including any announcement that our ratings are under review for a downgrade, could increase our corporate borrowing costs and affect the market value of the notes. Furthermore, the ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on a trading market for, or market prices of, the notes.
The notes will be unsecured and effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.
Holders of any future secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claim to our assets that constitute their collateral. If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture governing the notes at such time. Only when our secured debt obligations are satisfied in full will the proceeds of the collateral securing such indebtedness be available, subject to other permitted liens, to satisfy obligations under the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to rank equally with the notes, based upon the respective amount owed to each creditor. Upon the occurrence of any of the aforementioned events, because the notes will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full. As of March 31, 2021, we did not have any secured indebtedness.

The notes will be structurally subordinated to all obligations of our subsidiaries.
You will not have any claim as a creditor against our subsidiaries, and all existing and future indebtedness and other liabilities, whether secured or unsecured, of those subsidiaries will be structurally senior to the notes. In the event of insolvency, liquidation, reorganization, dissolution or other winding up of any of our subsidiaries, the rights of the holders of notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors (including trade creditors).
In addition, the indenture permits our subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries.
As of March 31, 2021, our subsidiaries collectively had:
•	liabilities (excluding intercompany liabilities) of $412.7 million (13.0% of our consolidated total liabilities), of which $353.1 million were deferred revenues;
•
assets (excluding intercompany assets) of $663.1 million (37.2% of our consolidated total assets), of which $623.4 million were cash, cash equivalents and marketable securities primarily held by foreign subsidiaries; and

•
assets (excluding cash, cash equivalents and marketable securities, and intercompany assets) of $39.7 million (6.6% of our consolidated total assets, excluding cash, cash equivalents and marketable securities).

We may be unable to generate sufficient cash to service our debt obligations and make payments on the notes.
Our ability to pay our expenses and to pay the principal and interest on the notes and our other debt depends on our ability to generate positive cash flows in the future. Our operations may not generate cash flows in an amount sufficient to enable us to pay the principal and interest on our debt, including the notes, or to fund our other liquidity needs. If we do not have sufficient cash flows from operations, we may be required to incur additional indebtedness, refinance all or part of our existing debt, including the notes, or sell assets. Any inability to generate sufficient cash flows or refinance our debt on favorable terms could significantly and adversely affect our financial condition, the value of the notes and our ability to pay the principal and interest on our debt, including the notes. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash.
We may not be able to repurchase all of the notes upon a change of control repurchase event, and there is a possibility that this covenant may be unenforceable under certain circumstances.
We may not be able to repurchase all of the notes upon a change of control repurchase event, and there is a possibility that this covenant may be unenforceable under certain circumstances. As described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to make an offer to repurchase the notes upon the occurrence of a “change of control repurchase event,” which means that a change of control has occurred and, within 30 days thereafter, the notes cease to be rated investment grade as a result of the change of control. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange necessary financing on acceptable terms.

USE OF PROCEEDS
We expect that the net proceeds of this offering will be approximately $     million, after deducting the underwriters’ discounts and the estimated expenses of this offering.
We intend to use the net proceeds to fund the redemption of all of the 4.625% Senior Notes due 2023. The 2023 Notes mature on May 1, 2023. Any excess net proceeds will be used for general corporate purposes.

CAPITALIZATION
The following table shows our cash, cash equivalents and marketable securities, total debt and total stockholders’ deficit as of March 31, 2021 on (i) an actual basis and (ii) an as adjusted basis giving effect to this offering, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and the expected application of the net proceeds of this offering as described under “Use of Proceeds” in this prospectus supplement.
You should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes included in our 2020 Form 10-K and our 2021 First Quarter Form 10-Q, both of which are incorporated by reference in this prospectus supplement.
	As of March 31, 2021 (Unaudited)
(in thousands)	Actual	As adjusted
Cash, cash equivalents and marketable securities(1)	$1,181,176	$
Debt:
Unsecured Credit Facility(2)	$—	$—
2023 Notes(3)	747,581	—
2025 Notes	497,408	497,408
2027 Notes	545,723	545,723
Notes offered hereby(1)	—
Total debt(2)	$1,790,712	$
Total stockholders’ deficit	$(1,403,760)	$
(1)
As of March 31, 2021, on an as adjusted basis, cash, cash equivalents and marketable securities, and notes offered hereby reflects estimated $   million of discounts and commissions payable to the underwriters and estimated expenses of this offering. As of March 31, 2021, the amount of cash, cash equivalents and marketable securities held by our foreign subsidiaries was $623.3 million. As of March 31, 2021, the amount of our consolidated marketable securities was $934.4 million.

(2)
After the completion of this offering, we will continue to have the ability to borrow $200.0 million under our Unsecured Credit Facility. We may from time to time request the lenders to agree on a discretionary basis to increase the commitment amount by up to an aggregate of $150.0 million during the term of the Unsecured Credit Facility.

(3)	We intend to use the proceeds of this offering to redeem all of the outstanding 2023 Notes. Any excess net proceeds will be used for general corporate purposes. See “Use of Proceeds.”

DESCRIPTION OF OTHER INDEBTEDNESS
Unsecured Credit Facility
On December 12, 2019, the Company entered into a credit agreement (the “Credit Agreement”) with a syndicate of lenders led by JPMorgan Chase Bank, N.A., as the administrative agent. The Credit Agreement provides for a $200.0 million committed senior unsecured revolving credit facility (the “Unsecured Credit Facility”), under which the Company and certain of its designated subsidiaries may be borrowers and under which we currently do not have any outstanding borrowings. Loans under the Unsecured Credit Facility may be denominated in U.S. dollars and certain specified alternative currencies. The Unsecured Credit Facility includes (i) a $35 million sublimit for the issuance of standby letters of credit for the account of any borrower or any of its subsidiaries, (ii) a $50 million sublimit for swingline loans to the borrowers, and (iii) a $50 million sublimit for loans in alternative currencies.
The Unsecured Credit Facility expires on December 24, 2024, at which time any outstanding borrowings are due and the commitments will terminate. The Company may request up to two one-year extensions of the maturity date, with each such extension subject to the approval of the extending lenders, which must represent greater than 50% of the sum of the revolving loans in the aggregate then outstanding and the unused commitments in the aggregate at such time under the Unsecured Credit Facility, and the commitment of any lender that does not consent to an extension of the maturity date will be terminated on the then-effective maturity date.
The Company has the option under the Unsecured Credit Facility to invite lenders to make competitive bid loans at negotiated interest rates. The Company may optionally prepay loans in whole or in part under the Credit Agreement at any time (other than Competitive Loans (as defined therein), which shall require the prior consent of the bidding lenders) without penalty but subject to payment of any broken-funding costs of the lenders. The Company may also, at any time, terminate the commitments or permanently reduce them from time to time.
Loans under the Unsecured Credit Facility will bear interest at a rate per annum equal to the following rates (capitalized terms have the meanings set forth in the Credit Agreement): (i) for ABR loans, a rate equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate or the Overnight Bank Funding Rate, as applicable, plus 0.5%, and (c) the Adjusted LIBO Rate plus 1%, plus, in each case, a margin of between 0.125% and 0.625% depending on the Company’s ratio of Consolidated Funded Adjusted Indebtedness to Consolidated EBITDA as calculated pursuant to the Facility (the “Leverage Ratio”) and on Moody’s, S&P and Fitch ratings of the Company’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money (the “Applicable Ratings”); (ii) for LIBOR revolving loans, the Adjusted LIBO Rate plus a margin of between 1.125% and 1.625%, depending on the Leverage Ratio and the Applicable Ratings; (iii) for EURIBOR revolving loans, the Adjusted EURIBO Rate plus a margin of between 1.125% and 1.625%, depending on the Leverage Ratio and the Applicable Ratings; and (iv) for Competitive Loans, the rate of interest agreed with the bidding lenders.
The Company is required to pay the lenders under the Credit Agreement an undrawn commitment fee at a rate per annum of between 0.125% and 0.225%, depending on the Leverage Ratio and the Applicable Ratings, payable quarterly in arrears. The Credit Agreement contains customary representations and warranties, as well as covenants limiting our ability to, among other things, incur additional indebtedness, merge or consolidate with others, change our business, sell or dispose of assets.
The Unsecured Credit Facility includes a financial covenant requiring that the Leverage Ratio not exceed 4.0 to 1.0. As of March 31, 2021, the Company was in compliance with the financial covenants of the Unsecured Credit Facility.
The Company may from time to time request lenders to agree on a discretionary basis to increase the commitment amount by up to an aggregate of $150.0 million during the term of the Unsecured Credit Facility.
Existing Notes
2027 Notes
On July 5, 2017, the Company issued $550.0 million principal amount of 4.75% senior unsecured notes due 2027 (the “2027 Notes”) at an issue price of 100%. The 2027 Notes mature on July 15, 2027. The 2027 Notes were issued pursuant to an indenture, dated as of July 5, 2017 (the “2027 Notes Indenture”), between the

Company and U.S. Bank National Association, as trustee. The 2027 Notes Indenture provides that the 2027 Notes are general unsecured senior obligations of the Company. The Company’s Restricted Subsidiaries (as defined in the 2027 Notes Indenture) may be required to guarantee the 2027 Notes if they incur or guarantee certain indebtedness. The Company used the net proceeds for general corporate purposes, including, but not limited to, the repurchase of shares under its share repurchase program. In connection with the offering, the Company incurred $6.8 million of issuance costs, which were netted against the carrying value of the debt. The issuance costs are being amortized to Interest expense over the 10-year term of the 2027 Notes.
The Company pays interest on the 2027 Notes at 4.750% per annum, semi-annually on January 15 and July 15, which commenced on January 15, 2018. The Company may redeem all or a portion of the 2027 Notes at any time prior to July 15, 2022 at a price equal to 100% of the principal amount of the 2027 Notes plus a make-whole premium, plus accrued and unpaid interest, if any, to the redemption date. The Company may redeem all or a portion of the 2027 Notes at any time on or after July 15, 2022 at the applicable redemption prices set forth in the 2027 Notes Indenture plus accrued and unpaid interest, if any, to the redemption date. If the Company experiences specific kinds of changes in control and if the 2027 Notes are rated below investment grade by at least two of the rating agencies that rate the 2027 Notes, the Company will be required to make an offer to purchase the 2027 Notes at a price equal to 101% of the principal amount of the 2027 Notes, plus accrued and unpaid interest, if any, to the date of purchase.
The 2027 Notes Indenture contains covenants that limit the ability of the Company and/or its Restricted Subsidiaries (as defined in the 2027 Notes Indenture), under certain circumstances, to, among other things: (i) create liens on assets; (ii) enter into sale/leaseback transactions and (iii) merge or consolidate or sell all or substantially all of its assets. These covenants are subject to a number of important limitations and exceptions. The 2027 Notes Indenture also provides for events of default, which, if any of them occurs, may permit or, in certain circumstances, require the principal, premium, if any, accrued and unpaid interest and any other monetary obligations on all the then-outstanding 2027 Notes to be due and payable immediately.
2025 Notes
On March 27, 2015, the Company issued $500.0 million principal amount of 5.25% senior unsecured notes due April 1, 2025 (the “2025 Notes” and, together with the 2023 Notes and the 2027 Notes, the “Existing Notes”) at an issue price of 100%. The 2025 Notes mature on April 1, 2025. The 2025 Notes were issued pursuant to an indenture, dated as of March 27, 2015 (the “2025 Notes Indenture”), between the Company and U.S. Bank National Association, as trustee. The 2025 Notes Indenture provides that the 2025 Notes are general unsecured senior obligations of the Company. The Company’s Restricted Subsidiaries (as defined in the 2025 Notes Indenture) may be required to guarantee the 2025 Notes if they incur or guarantee certain indebtedness. The Company used the net proceeds for general corporate purposes, including, but not limited to, the repurchase of shares under its share repurchase program. In connection with the offering, the Company incurred $6.5 million of issuance costs, which were netted against the carrying value of the debt. The issuance costs are being amortized to Interest expense over the 10-year term of the 2025 Notes.
The Company pays interest on the 2025 Notes at 5.25% per annum, semi-annually on April 1 and October 1, which commenced on October 1, 2015. The Company may redeem all or a portion of the 2025 Notes at any time prior to January 1, 2025 at a price equal to 100% of the principal amount of the 2025 Notes plus a make-whole premium, plus accrued and unpaid interest, if any, to the redemption date. The Company may redeem all or a portion of the 2025 Notes at any time on or after January 1, 2025 at a price equal to 100% of the principal amount of the 2025 Notes plus accrued and unpaid interest, if any, to the redemption date. If the Company experiences specific kinds of changes in control and if the 2025 Notes are rated below investment grade by at least two of the rating agencies that rate the 2025 Notes, the Company will be required to make an offer to purchase the 2025 Notes at a price equal to 101% of the principal amount of the 2025 Notes, plus accrued and unpaid interest, if any, to the date of purchase.
The 2025 Notes Indenture contains covenants that limit the ability of the Company and/or its Restricted Subsidiaries (as defined in the 2025 Notes Indenture), under certain circumstances, to, among other things: (i) create liens on assets; (ii) enter into sale/leaseback transactions and (iii) merge or consolidate or sell all or substantially all of its assets. These covenants are subject to a number of important limitations and exceptions. The 2025 Notes Indenture also provides for events of default, which, if any of them occurs, may permit or, in certain circumstances, require the principal, premium, if any, accrued and unpaid interest and any other monetary obligations on all the then-outstanding 2025 Notes to be due and payable immediately.

2023 Notes
On April 16, 2013, the Company issued $750.0 million principal amount of the 2023 Notes at an issue price of 100%. The 2023 Notes mature on May 1, 2023. The 2023 Notes were issued pursuant to an indenture, dated as of April 16, 2013 (the “2023 Notes Indenture”), among the Company, each of the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee. The 2023 Notes Indenture provides that the 2023 Notes are general unsecured senior obligations of the Company. The Company’s Restricted Subsidiaries (as defined in the 2023 Notes Indenture) may be required to guarantee the 2023 Notes if they incur or guarantee certain indebtedness. The Company used a portion of the net proceeds from the sale of the 2023 Notes to repay in full the $100.0 million of outstanding indebtedness under its Unsecured Credit Facility and to pay accrued and unpaid interest thereunder. The Company used the remaining amount of the net proceeds for general corporate purposes, including, but not limited to, the repurchase of shares under its share repurchase program. In connection with the offering, the Company incurred $12.0 million of issuance costs, which were deferred and netted against the carrying value of the debt. The issuance costs are being amortized to Interest expense over the 10-year term of the 2023 Notes.
The Company pays interest on the 2023 Notes at 4.625% per annum, semi-annually on May 1 and November 1, which commenced on November 1, 2013. The Company may redeem all or a portion of the 2023 Notes at any time prior to May 1, 2018 at a price equal to 100% of the principal amount of the 2023 Notes plus a make-whole premium, plus accrued and unpaid interest, if any, to the redemption date. The Company may redeem all or a portion of the 2023 Notes at the applicable redemption prices set forth in the 2023 Notes Indenture plus accrued and unpaid interest, if any, to the redemption date. If the Company experiences specific kinds of changes in control and if the 2023 Notes are rated below investment grade by the rating agencies specified in the 2023 Notes Indenture, the Company will be required to make an offer to purchase the 2023 Notes at a price equal to 101% of the principal amount of the 2023 Notes, plus accrued and unpaid interest, if any, to the date of purchase.
The 2023 Notes Indenture contains covenants that limit the ability of the Company and/or its Restricted Subsidiaries (as defined in the 2023 Notes Indenture), under certain circumstances, to, among other things: (i) pay dividends or make distributions on, or redeem or repurchase, its capital stock as long as the ratio of the Company’s total debt to Adjusted EBITDA (as defined in the 2023 Notes Indenture) for the most recent four consecutive fiscal quarters for which financial statements are available exceeds 4.0 to 1.0; (ii) make certain investments; (iii) create liens on assets; (iv) enter into sale/leaseback transactions and (v) merge or consolidate or sell all or substantially all of its assets. These covenants are subject to a number of important limitations and exceptions. The 2023 Notes Indenture also provides for events of default, which, if any of them occurs, may permit or, in certain circumstances, require the principal, premium, if any, accrued and unpaid interest and any other monetary obligations on all the then-outstanding 2023 Notes to be due and payable immediately.
The Company intends to use the net proceeds of this offering to redeem all of the 2023 Notes.

DESCRIPTION OF NOTES
Selected provisions of the notes are summarized below. This summary supplements and, to the extent inconsistent with, replaces the description of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. You should read the following information in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus.
The notes will be issued under an indenture (the “base indenture”) to be entered into between VeriSign, Inc. (“Verisign”) and U.S. Bank National Association, as trustee (the “trustee”), as supplemented to reflect certain terms of the notes by a first supplemental indenture to be entered into on the issue date of the notes (together with the base indenture, the “indenture”). The following summary of provisions of the indenture and the     % senior notes due 2031 (the “notes”) does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all the information that you may find useful. You should read the indenture and the notes, copies of which are or will be made available from Verisign upon request. Capitalized terms used and not defined in this “Description of Notes” have the meanings specified in the indenture. References to “Verisign” or “the Issuer” in this section of this prospectus supplement are, unless the context otherwise indicates, only to VeriSign, Inc. and not to any of its subsidiaries.
General
The notes will have the following basic terms:
•	the notes will be senior unsecured obligations of Verisign and will rank equally in right of payment with all other existing and future unsecured and unsubordinated debt obligations of Verisign;
•	the notes are obligations exclusively of Verisign and are not guaranteed by any of its subsidiaries;
•	the notes initially will be issued in an aggregate principal amount of $ , and Verisign will have the ability to issue additional notes as described under “—Further Issuances” below;
•	the notes will accrue interest at a rate of % per year;
•
interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semiannually in arrears on     and     of each year, beginning on    , 2021;

•	the notes will mature on , 2031 unless redeemed or repurchased prior to that date;
•	Verisign may redeem the notes, in whole or in part, at any time at its option as described under “—Optional Redemption” below;
•
Verisign may be required to repurchase the notes in whole or in part at the option of the holders in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event” below;

•	the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;
•
the notes will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see “Book-Entry; Delivery and Form; Global Notes”); and

•	the notes will be exchangeable and transferable at the office or agency of Verisign maintained for such purposes (which initially will be the corporate trust office of the trustee).
Interest on each note will be paid to the person in whose name that note is registered at the close of business on     or     (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.
The notes will not be subject to any sinking fund.
Verisign may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.
Payment and Transfer or Exchange
Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by Verisign for such purpose (which initially will be the corporate trust office of the trustee located at Global Corporate Trust, 950 17th St, Denver CO 80202). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Verisign, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “Book-Entry; Delivery and Form; Global Notes.”
A holder may transfer or exchange any certificated notes in definitive form at the office or agency of Verisign maintained for such purposes (which initially will be at the same location set forth in the preceding paragraph). No service charge will be made for any registration of transfer or exchange of notes, but Verisign may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Verisign is not required to transfer or exchange any note selected for redemption during a period of 10 days before mailing or providing of a notice of redemption of notes to be redeemed.
The registered holder of a note will be treated as the owner of that note for all purposes under the indenture.
All amounts of principal of and premium, if any, and interest on the notes paid by Verisign that remain unclaimed two years after such payment was due and payable will be repaid to Verisign, and the holders of such notes will thereafter look solely to Verisign for payment.
Ranking
The notes will be senior unsecured obligations of Verisign and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Verisign, including the $750.0 million aggregate principal amount outstanding of Verisign’s 4.625% senior notes due May 1, 2023, all of which Verisign intends to redeem with the net proceeds of this offering of the notes, the $500.0 million aggregate principal amount outstanding of Verisign’s 5.25% senior notes due April 1, 2025, the $550.0 million aggregate principal amount outstanding of Verisign’s 4.750% senior notes due July 15, 2027 and any amounts outstanding under Verisign’s revolving credit facility. As of March 31, 2021, Verisign had approximately $1,790.7 million of total outstanding indebtedness, all of which was senior unsecured indebtedness.
The notes will rank senior in right of payment to all future subordinated indebtedness of Verisign. As of March 31, 2021, Verisign did not have any outstanding subordinated indebtedness.
The notes will effectively rank junior in right of payment to all future secured indebtedness of Verisign to the extent of the assets securing such indebtedness, and to all existing and future liabilities of its subsidiaries, including trade payables. As of March 31, 2021, Verisign did not have any outstanding secured indebtedness.
Claims of creditors of Verisign’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Verisign’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of Verisign’s subsidiaries. As of March 31, 2021, Verisign’s subsidiaries had approximately $412.7 million in liabilities (excluding intercompany liabilities), of which $353.1 million were deferred revenues.

Optional Redemption
Prior to    , 2031 (three months prior to the maturity date of the notes) (the “Par Call Date”), Verisign may redeem the notes at its option at any time, either in whole or in part upon at least 10 days, but not more than 60 days, prior notice given by mail (or to the extent permitted or required by applicable DTC procedures or regulations with respect to global notes, sent electronically) to the registered address of each holder of the notes to be redeemed. If Verisign elects to redeem the notes prior to the Par Call Date, it will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date:
•	100% of the aggregate principal amount of the notes to be redeemed on the redemption date; or
•	the sum of the present values of the Remaining Scheduled Payments.
In determining the present values of the Remaining Scheduled Payments, Verisign will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus    basis points.
In addition, at any time and from time to time, on or after the Par Call Date, Verisign may redeem the notes at its option, either in whole or in part, upon at least 10 days, but not more than 60 days, prior notice given by mail (or to the extent permitted or required by applicable DTC procedures or regulations with respect to global notes, sent electronically) to the registered address of each holder of the notes to be redeemed, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed on the redemption date, plus accrued and unpaid interest on such notes to, but excluding, the redemption date.
The following terms are relevant to the determination of the redemption price.
“Treasury Rate” means, with respect to any redemption date:
•
the arithmetic mean (rounded to the nearest 1/100th of a percentage point) of the yields for the immediately preceding full week published in the most recent Federal Reserve Statistical Release H.15 (or if such statistical release is no longer published, any such other reasonably comparable index published weekly by the Board of Governors of the Federal Reserve System) that has become publicly available prior to the date of determination and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for such notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

•
if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed (assuming for this purpose that the notes mature on the Par Call Date).
“Independent Investment Banker” means one of J.P. Morgan Securities LLC, BofA Securities, Inc., U.S. Bancorp Investments, Inc. or their respective successors, as may be appointed from time to time by Verisign.
“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of three Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than five Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.
“Quotation Agent” means the Reference Treasury Dealer appointed by Verisign.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC and BofA Securities, Inc., or their respective affiliates, and their respective successors, (2) a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) selected by U.S. Bancorp Investments, Inc., or its affiliates and (3) two other Primary Treasury Dealers selected by Verisign and its successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, Verisign shall substitute therefor another Primary Treasury Dealer.
“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date to the Par Call Date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.
Notice of any redemption will be mailed (or to the extent permitted or required by applicable DTC procedures or regulations with respect to global notes, sent electronically) at least 10 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed, and adequate notice will be given to the trustee along with an officers certificate and opinion of counsel. Once notice of redemption is mailed (or to the extent permitted or required by applicable DTC procedures or regulations with respect to global notes, sent electronically), the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.
Notice of any redemption of notes in connection with a transaction or an event may, at Verisign’s discretion, be given prior to the completion or the occurrence thereof. Notice of any redemption of notes may, at Verisign’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in us or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date.
Unless Verisign defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption. On or before the redemption date, Verisign will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by lot or on a pro rata basis to the extent practicable, or, in the case of notes in global form, the notes will be selected for redemption based on the depositary’s applicable procedures.
Purchase of Notes upon a Change of Control Repurchase Event
If a change of control repurchase event occurs, unless Verisign has exercised its right to redeem the notes as described above, Verisign will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Verisign, prior to any change of control, but after the public announcement of the change of control, Verisign will mail (or to the extent permitted or required by applicable DTC procedures or regulations with respect to global notes, sent electronically) a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or to the extent permitted or required by applicable DTC procedures or regulations with respect to global notes, sent electronically). The notice shall, if mailed (or to the extent permitted or required by applicable DTC procedures or regulations with respect to global notes, sent electronically) prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Verisign will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, Verisign will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of compliance with such securities laws or regulations.
On the repurchase date following a change of control repurchase event, Verisign will, to the extent lawful:
(1)	accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;
(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and
(3)	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by Verisign.
The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.
Verisign will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Verisign and such third party purchases all notes properly tendered and not withdrawn under its offer.
The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Verisign. The change of control repurchase event feature is a result of negotiations between Verisign and the underwriters. Verisign has no present intention to engage in a transaction involving a change of control, although it is possible that Verisign could decide to do so in the future. Subject to the limitations discussed below, Verisign could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Verisign or credit ratings of the notes. Restrictions on the ability of Verisign to incur liens, enter into sale and leaseback transactions and consolidate, merge or sell assets are contained in the covenants as described under “—Certain Covenants—Limitation on Liens”, “—Certain Covenants—Limitation on Sale and Leaseback Transactions” and “—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a decline in the credit quality of Verisign or a highly leveraged or similar transaction involving Verisign.
Verisign may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Verisign may be prohibited from repurchasing the notes under the terms of its future debt instruments.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“change of control” means the occurrence of any of the following:
(1)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Issuer (or its successor by merger, consolidation or purchase of all or substantially all of its assets), other than a transaction in which (i) the Issuer becomes a wholly owned subsidiary of a holding company and (ii) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the voting stock of the Issuer immediately prior to that transaction.

(2)	the adoption of a plan relating to the liquidation or dissolution of the Issuer; or
(3)
the merger or consolidation of the Issuer with or into another person or the merger of another person with or into the Issuer, or the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation, in one or a series of related transactions) of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another person, other than a transaction, (i) in the case of a merger or consolidation transaction, following which holders of securities that represented 100% of the voting stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least 50% of the voting power of the voting stock of the surviving person in such merger or consolidation transaction immediately after such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event. For the avoidance of doubt, no change of control repurchase event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually been consummated.
“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB– or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Verisign.
“Moody’s” means Moody’s Investors Service Inc., or any successor to the rating agency business thereof.
“rating agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s and S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of Verisign, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by Verisign (as certified by a resolution of the board of directors of Verisign) as a replacement for such rating agency.
“ratings event” means the rating on the notes is lowered by each of the ratings agencies and the notes are not rated investment grade by each of the rating agencies on any date during the period commencing on the first public announcement by Verisign of any change of control (or pending change of control) and ending 30 days following consummation of such change of control (which period will be extended following consummation of a change of control for so long as any of the rating agencies has publicly announced that it is considering a possible ratings downgrade); provided that a ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular change of control (and thus shall not be deemed a ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee and the Issuer in writing at its or the Issuer’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings event).
“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.
“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
The definition of change of control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Issuer (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a change of control, and by extension, a change of control repurchase event, has occurred.
Further Issuances
Verisign may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (except for the issue date and, if applicable, the issue price, first interest payment date and interest accrual date and the amount of interest payable on the first interest payment date). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the notes and will vote together as one class on all matters with respect to the notes.
Certain Covenants
The indenture will contain the following principal covenants:
Limitation on Liens
Verisign will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any lien on any Principal Property or Intellectual Property or upon the capital stock of any Restricted Subsidiary to secure any indebtedness of Verisign or any Restricted Subsidiary without securing the notes equally and ratably with such indebtedness for so long as such indebtedness shall be so secured, subject to certain exceptions. Exceptions include:
•	liens existing on the date of this prospectus supplement;
•
liens on assets or property of a person at the time it becomes a subsidiary or is merged with, amalgamated with or consolidated into Verisign or a Restricted Subsidiary securing only indebtedness of such person; provided such indebtedness was not incurred in connection with such person or entity becoming a subsidiary or such merger, amalgamation or consolidation and such liens do not extend to any assets other than those of the person becoming a subsidiary (and such person’s subsidiaries, as applicable);

•
liens existing on assets or property created at the time of, or within 18 months after, the acquisition, purchase, lease, improvement or development of such assets or property to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets or property;

•
liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien is limited to all or part of the property which secured (or after-acquired property which was required to secure) the lien extended, renewed or replaced, the amount of indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding);

•	liens in favor of only Verisign or one or more subsidiaries granted by Verisign or a subsidiary to secure any obligations owed to Verisign or a subsidiary of Verisign;
•	liens in favor of the trustee granted in accordance with the indenture;
•
carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith;

•
liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Verisign or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for any acquisition or other transaction permitted hereunder;

•	liens on cash or securing hedging obligations not entered into for speculative purposes and letters of credit entered into in the ordinary course of business;
•	liens that are contractual rights of set-off;
•
pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Verisign or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

•
pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Verisign or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
•
liens for taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or not yet subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings and for which Verisign or any Restricted Subsidiary, as applicable, has maintained adequate reserves in accordance with GAAP; and

•
liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions permitted under “—Limitation on Sale and Leaseback Transactions” below, do not exceed the greater of (i) 10% of Consolidated Total Assets measured at the date of incurrence of any such lien and (ii) $300.0 million.

Limitation on Sale and Leaseback Transactions
Verisign will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person pursuant to which Verisign or any Restricted Subsidiary leases any Principal Property that has been or is to be sold or transferred by Verisign or the Restricted Subsidiary to such person (a “sale and leaseback transaction”), except that a sale and leaseback transaction is permitted if Verisign or such Restricted Subsidiary would be entitled to incur indebtedness secured by a lien on such property to be leased (without equally and ratably securing the outstanding notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “attributable debt”).
In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on Liens” above include:
•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;
•	leases between only Verisign and a subsidiary of Verisign or only between subsidiaries of Verisign;
•
leases where Verisign applies within 365 days after the sale an amount equal to the greater of the net proceeds of the sale or the attributable debt associated with the property to (i) the retirement of long-term secured indebtedness; or, if Verisign has no long-term secured indebtedness outstanding, long-term indebtedness that is pari passu with the notes, or (ii) the purchase of additional property or assets; and

•
leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Limitation on Consolidation, Merger and Sale of Assets
Verisign may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its property and assets to another entity unless:
•
(1) Verisign is the surviving or continuing corporation or transferee or (2) the successor entity, if other than Verisign, is a U.S. corporation, partnership, limited liability company or trust and expressly assumes by supplemental indenture all of Verisign’s obligations under the notes and the indenture; and

•
immediately after giving effect to the transaction, no event of default (as defined below), and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing.

In connection with any transaction that is covered by this covenant, Verisign must deliver to the trustee an officers’ certificate and an opinion of counsel each stating that the transaction complies with the terms of the indenture and any supplemental indenture, and that the conditions precedent to such transaction have been satisfied, and the opinion of counsel shall include that the indenture and any supplemental indenture constitute valid and binding obligations of Verisign or other successor person.

In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, Verisign under the indenture and, subject to the terms of the indenture, Verisign will be released from the obligation to pay principal and interest on the notes and all obligations under the indenture.
Events of Default
Each of the following is an “event of default” under the indenture with respect to the notes:
(1)	a failure to pay principal of or premium, if any, on any note when due at its stated maturity date, upon optional redemption or otherwise;
(2)
a failure by Verisign to repurchase notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under “—Purchase of Notes upon a Change of Control Repurchase Event”;

(3)	a default in the payment of interest on the notes when due, continued for 30 days;
(4)	certain events of bankruptcy, insolvency or reorganization involving Verisign;
(5)	a default in the performance, or breach, of Verisign’s obligations under the “—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets” covenant described above;
(6)
a default in the performance, or breach, of any other covenant, warranty or agreement in the indenture (other than a default or breach pursuant to clause (5) immediately above or any other covenant or warranty a default in which is elsewhere dealt with in the indenture) for 60 days after a Notice of Default (as defined below) is given to Verisign; and

(7)
(a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Verisign (other than indebtedness of Verisign owing to any of its subsidiaries) outstanding in an amount in excess of $100.0 million or its foreign currency equivalent at the time and continuance of this failure to pay or (b) a default on any indebtedness of Verisign (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100.0 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 7(a) or (b) ceases or is cured, waived, rescinded or annulled, then the event of default under the indenture will be deemed cured.

A default under clause (6) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify Verisign of the default and Verisign does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”
Verisign shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Verisign is taking or proposes to take with respect thereto.
If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to Verisign) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare, by notice to Verisign in writing (and to the trustee, if given by the holders of the notes) specifying the event of default, to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Verisign shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of notes then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the notes if (i) Verisign has paid or deposited with the trustee a sum sufficient to pay all overdue principal, premium, interest and all amounts due to the trustee and (ii) all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the notes, have been cured or waived as provided in the indenture.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.
No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:
(a)	such holder has previously given to the trustee written notice of a continuing event of default,
(b)
the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and

(c)
the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.
The indenture requires Verisign to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Upon becoming aware of any default or event of default, Verisign is required to deliver to the trustee a statement specifying such default or event of default.
Definitions
The indenture contains the following defined terms:
“Consolidated Total Assets” means, as of the time of determination, the consolidated total assets of Verisign and its consolidated subsidiaries as reflected on the most recent consolidated balance sheet prepared by Verisign in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by Verisign) prior to the time as of which “Consolidated Total Assets” is being determined; provided that “Consolidated Total Assets” shall be adjusted to give effect to each acquisition and disposition of assets other than in the ordinary course of business (including by way of merger) that has occurred since the date of the balance sheet referred to above and on or prior to the time of determination.
“Cooperative Agreement” means that certain Cooperative Agreement No. NCR-92-18742 between VeriSign, Inc. (as successor to Network Solutions, Incorporated) and the United States Department of Commerce (as successor to the National Science Foundation), entered into as of January 1, 1993 (as amended from time to time).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture.
“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.
“incur” means issue, assume, effect a guarantee or otherwise become liable for.
“indebtedness” means, with respect to any person, obligations of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).
“Intellectual Property” means the Registry Agreements, the Cooperative Agreement, all intellectual and similar property of every kind and nature now owned or hereafter acquired by Verisign or any Restricted Subsidiary, including inventions, designs, patents, copyrights, trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other similar data or information, software and databases and all embodiments or fixations thereof and related documentation, all additions, improvements and accessions to any of the foregoing and all registrations for any of the foregoing.
“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
“Principal Property” means, as the context may require, any real or immovable property forming part of or constituting any or all of any Principal Facility.
“Principal Facility” means any primary secure data center or resolution site, office space or other facility owned as of the issue date of the notes or acquired by the Company or any Subsidiary of the Company after such date and located in the United States and its territories, other than any facility the net book value (computed in accordance with GAAP) of which, as of the time of such determination, does not exceed 1.0% of Consolidated Total Assets of the Company.
“Registry Agreements” means those certain Registry Agreements between VeriSign, Inc. and the Internet Corporation for Assigned Names and Numbers, entered into as of November 29, 2012 and July 1, 2017, respectively, as amended.
“Restricted Subsidiary” means (i) any subsidiary of Verisign that would be a “significant subsidiary” of Verisign within the meaning set forth in Rule 1-02(w)(ii) or (iii) of Regulation S-X under the Exchange Act as in effect on the issue date of the notes and (ii) any other subsidiary of Verisign that holds any Principal Property, in the case of each of the foregoing clauses (i) and (ii), excluding any subsidiary that is not organized under the laws of any state of the United States of America or any subsidiary thereof.
“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
Modification and Waiver
Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes). Verisign and the trustee may, without the consent of any holders, change the indenture for any of the following purposes:
•	to evidence the succession of another person to Verisign and the assumption by any such successor of the covenants of Verisign under the indenture and the notes;
•	to add to the covenants of Verisign for the benefit of holders of the notes or to surrender any right or power conferred upon Verisign;
•	to add any additional events of default for the benefit of holders of the notes;
•
to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form;

•	to secure the notes or add guarantees with respect to the notes;
•	to add or appoint a successor or separate trustee;
•	to cure any ambiguity, defect or inconsistency, provided that the interests of the holders of the notes are not adversely affected in any material respect;
•
to supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of notes, provided that the interests of the holders of the notes are not adversely affected in any material respect;

•	to make any other change that would not adversely affect the holders of the notes;
•	to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;
•	to conform the indenture to this Description of Notes; and
•	to reflect the issuance of additional notes as permitted by the indenture.
Notwithstanding the foregoing, no modification, supplement, waiver or amendment may, without the consent of the holder of each affected note:
•	make any change to the percentage of principal amount of notes the holders of which must consent to an amendment, modification, supplement or waiver;
•	reduce the rate of or extend the time of payment for interest on any note;
•	reduce the principal amount or extend the stated maturity of any note;
•	reduce the redemption or repurchase price of any note, change the date on which any note is subject to redemption or repurchase or add redemption provisions to the notes;
•	make any note payable in money other than that stated in the indenture or the note;
•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes; or
•	make any change in the ranking or priority of any note that would adversely affect the holder of such note.
The holders of at least a majority in principal amount of the outstanding notes may waive compliance by Verisign with certain restrictive provisions of the indenture with respect to the notes. The holders of at least a majority in principal amount of the outstanding notes may waive any past default under the indenture, except a default not theretofore cured in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding note.
Defeasance
Verisign at any time may terminate all its obligations with respect to the notes and the indenture (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. Verisign at any time may also terminate its obligations with respect to the notes under the covenants described under “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Leaseback Transactions,” under clause (6) under “—Events of Default” and under the provisions described under “—Purchase of Notes upon a Change of Control Repurchase Event,” which termination is referred to in this prospectus supplement as “covenant defeasance.” Verisign may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
If Verisign exercises its legal defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default with respect thereto. If Verisign exercises its covenant defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default specified in clauses (2), (6) and (7) under “—Events of Default” with respect to the covenants described under “—Certain Covenants” and Verisign will no longer be obligated to make an offer under the “—Purchase of Notes upon a Change of Control Repurchase Event” provision upon the occurrence of a change of control.

The legal defeasance option or the covenant defeasance option with respect to the notes may be exercised only if:
(a)
Verisign irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the notes being defeased to maturity,

(b)
no default or event of default with respect to the notes has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit,

(c)	in the case of the legal defeasance option, Verisign delivers to the trustee an opinion of counsel stating that:
(1)	Verisign has received from the Internal Revenue Service a ruling, or
(2)
since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable U.S. federal income tax law or related treasury regulations after the date of the indenture,

(d)
in the case of the covenant defeasance option, Verisign delivers to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and

(e)
Verisign delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Discharge
When (i) Verisign delivers to the trustee all outstanding notes (other than notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding notes have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) Verisign irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon, and if in either case Verisign pays all other sums related to the notes payable under the indenture by Verisign, then the indenture shall, subject to certain surviving provisions, cease to be of further effect. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the notes on demand of Verisign accompanied by an officer’s certificate and an opinion of counsel of Verisign.
Same-day Settlement and Payment
The notes will trade in the same-day funds settlement system of DTC until maturity or until Verisign issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. Verisign can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.
Governing Law
The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee
U.S. Bank National Association is the trustee under the indenture and has also been appointed by Verisign to act as registrar, transfer agent and paying agent for the notes. The trustee assumes no responsibility for the accuracy or completeness of the information contained in this prospectus supplement or the related documents.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL NOTES
The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.
Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.
DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
Ownership of Beneficial Interests
Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).
So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. Verisign understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.
All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.
Verisign expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Verisign also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Verisign, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.
Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
Verisign expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. Although Verisign expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Verisign, the underwriters, nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated securities may be issued in exchange for beneficial interests in the global notes under certain circumstances, including (i) if an event of default shall have occurred and be continuing with respect to the notes, (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days or (iii) at any time Verisign determines, in its sole discretion, that the notes or portions thereof issued or issuable in the form of one or more global notes shall no longer be represented by such global note. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Verisign believes to be reliable, but Verisign does not take responsibility for its accuracy.
Euroclear and Clearstream, Luxembourg
If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, S.A., which is referred to as “Clearstream, Luxembourg,” or Euroclear Bank SA/NV, as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.
Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Verisign has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership, and disposition of the notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof. Changes in such authorities or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax considerations discussed below. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to the acquisition, ownership, and disposition of the notes. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes that are acquired in the initial offering for an amount of cash equal to their “issue price,” which will equal the first price at which a substantial amount of the notes is sold for cash to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), and that are held as “capital assets” (i.e., generally, property held for investment).
This summary is general in nature and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, S corporations, partnerships or other pass-through entities (or arrangements) for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, real estate investment trusts, regulated investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers and traders in securities and foreign currencies, traders in securities that elect to mark their securities to market, brokers, retirement plans and other tax-deferred accounts, persons who hold the notes as part of a straddle, hedge or other integrated transaction or who hedge the interest rate on the notes, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar or who hold their notes through a bank, financial institution or other entity, or a branch or office thereof, that is located, organized or resident outside the United States, persons required for U.S. federal income tax purposes to accelerate the timing of income accruals with respect to the notes as a result of such income being reported on an applicable financial statement, or persons subject to the alternative minimum tax). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation (for example, it does not address U.S. federal gift or estate taxes).
For purposes of this discussion, a “U.S. holder” is a beneficial owner of the notes that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust or (ii) a valid election to be treated as a U.S. person is in effect with respect to such trust.

A “non-U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and is not a U.S. holder.
The U.S. federal income tax treatment of a partner in an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes that holds the notes generally will depend on such partner’s particular status and circumstances and on the activities of the partnership. Partnerships holding the notes and the partners in such partnerships should consult their own tax advisors.
Effect of Certain Contingencies
We may be required to pay amounts on the notes in addition to stated principal and interest in some circumstances (e.g., a change of control repurchase event as described in “Description of Notes — Purchase of

Notes upon a Change of Control Repurchase Event”). Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such additional amounts does not result in the notes being treated as contingent payment debt instruments under applicable Treasury regulations. This position will be based in part on our determination that, as of the date of the issuance of the notes, the possibility that such additional amounts will have to be paid, in the aggregate, is a remote or incidental contingency within the meaning of applicable Treasury regulations.
Our determination that these contingencies are remote or incidental is binding on a holder, unless such holder explicitly discloses to the IRS on its tax return for the year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS prevails in taking a contrary position to that described above, then the notes may be treated as contingent payment debt instruments and, regardless of a holder’s regular method of tax accounting for U.S. federal income tax purposes, a holder subject to U.S. federal income taxation may be required to accrue interest income on the notes in excess of the stated interest, at a comparable yield at which we would have issued a fixed rate debt instrument with no contingent payments, but with terms and conditions similar to those of the notes. In addition, any gain on a sale, exchange, redemption, retirement or other taxable disposition of the notes generally would be characterized as ordinary income, rather than capital gain. Holders of notes should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.
U.S. Federal Income Tax Consequences to U.S. Holders
Treatment of Interest
It is expected, and the rest of this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
In general, upon the sale, exchange, redemption, retirement, or other taxable disposition of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income, as described above under “U.S. Federal Income Tax Consequences to U.S. Holders—Treatment of Interest”) and (2) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in the note generally will be the U.S. holder’s cost for the note. Gain or loss recognized on the sale, exchange, redemption, retirement, or other taxable disposition of a note generally will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. holder held the note for more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to substantial limitations.
Medicare Tax
A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. person’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.
Backup Withholding and Information Reporting
In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest on the notes, and the proceeds of a sale or other taxable disposition of the notes, at the applicable tax rate, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the applicable withholding agent in the manner required or to otherwise establish an exemption from backup withholding; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) there has been a notified payee underreporting described in section 3406(c) of the Code; (iv) the payee has not certified that it has furnished a correct TIN, that it is a United States person and that the IRS has not notified the payee that it is subject to backup withholding under the Code; or (v) the payee otherwise fails to comply with the applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities generally will be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
U.S. Federal Income Tax Consequences to Non-U.S. Holders
Treatment of Interest
Subject to the discussion of backup withholding and FATCA below, under the “portfolio interest exemption,” a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on payments of interest on the notes if the interest is not effectively connected with its conduct of a U.S. trade or business, provided that:
•
the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•
the non-U.S. holder is not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business as described in Section 881(c)(3)(A) of the Code;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (actually or constructively) to us through stock ownership within the meaning of Section 881(c)(3)(C) of the Code; and
•	certain certification requirements (including delivery of appropriate withholding certifications) are met.
If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).
If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to the applicable withholding agent) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, and the non-U.S. holder satisfies certain certification requirements, any interest income that is effectively connected with a U.S. trade or business will be subject to federal income tax in the manner specified by the treaty. In addition, a non-U.S. holder that is treated as a corporation for federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.
Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale, Exchange, or Other Taxable Disposition of the Notes
Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain (other than any gain attributable to accrued and unpaid interest, which will be taxable as interest and may be subject to the rules described above under the heading “U.S. Federal Income Tax Consequences to Non-U.S. Holders — Treatment of Interest”) realized by such holder upon a sale, exchange, redemption, retirement, or other taxable disposition of a note, unless:
•	the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met; or
•
the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if required by an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment or fixed base (in the case of an individual) of the non-U.S. holder).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate) on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, retirement, or other taxable disposition of the note in the same manner as a U.S. person. In addition, corporate non-U.S. holders to which the second exception applies may be subject to a 30% branch profits tax (or lower applicable treaty rate) on any such effectively connected gain, as adjusted for certain items. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty. Non-U.S. holders should consult their tax advisors regarding any such income tax treaties.
Information Reporting and Backup Withholding
Withholding agents generally will be required to report to the IRS the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments. Copies of information returns reporting such interest and withholding that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.
Non-U.S. holders who have provided proper certification as to their non-U.S. status or who have otherwise established an exemption generally will not be subject to backup withholding on payments of interest on a note.
The amount of any backup withholding from a payment to a non-U.S. holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Under Section 1471 through 1474 of the Code and Treasury regulations thereunder, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies) and certain other non-United States entities (“non-financial foreign entities”). Specifically, a 30% withholding tax may be imposed on payments of interest on the notes and, subject to the discussion below, payments of gross proceeds from the sale or other disposition of the notes to a foreign financial institution or to a non-financial foreign entity (whether such institution or entity is the beneficial owner or an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury Department, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold

30% on certain payments to non-compliant foreign financial institutions and certain other account holders. An applicable intergovernmental agreement regarding FATCA between the United States and a non-U.S. entity’s jurisdiction may modify the general rules described above. If an interest payment on the notes is both subject to withholding under FATCA and subject to other tax withholding (as discussed above), an applicable withholding agent may (but need not) credit the withholding under FATCA against, and therefore reduce, such other tax withholding.
Pursuant to proposed regulations, the U.S. Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, retirement, redemption or other disposition of relevant financial instruments (including the notes). The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Holders should consult their tax advisors regarding FATCA and the regulations thereunder.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code and/or provisions under any other similar federal, state, local, non-U.S. or other laws or regulations (“Similar Laws”), and by entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code and any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and/or liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
The acquisition and/or holding of notes by an ERISA Plan with respect to which we or an underwriter are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither we nor any of our affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided, further, that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Representation
Accordingly, by acceptance of a note, or any interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold such note constitutes assets of any Plan or (ii) the acquisition and holding of such note by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.
Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

UNDERWRITING
Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, J.P. Morgan Securities LLC, BofA Securities, Inc. and U.S. Bancorp Investments, Inc., who are acting as representatives, have severally, and not jointly, agreed to purchase from us, and we have agreed to sell, the principal amount of notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:
Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$
BofA Securities, Inc.
U.S. Bancorp Investments, Inc.
Total	$
The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.
We have been advised by the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the notes to certain other dealers. After the initial public offering of the notes, the underwriters may change the offering price and other selling terms.
The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:
Paid by Verisign
Per Note	$
Total	%
We estimate that our expenses of this offering, excluding the underwriting discount, will be approximately $     million.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
It is expected that delivery of the notes will be made against payment therefor on or about    , 2021, which is the     business day following the date of pricing of the notes (such settlement cycle being referred to as “T+     “). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.
The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.
In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If an underwriter creates a short position in the notes in connection with the offering, i.e., if it sells more notes than are listed on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of these purchases.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriters in stabilizing or short covering transactions.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
In the ordinary course of their various business activities, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with us and our affiliates, for which they have received or may receive customary fees and commissions.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Conflicts of Interest
U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee. Certain of the underwriters or their respective affiliates are agents and/or lenders under our Unsecured Credit Facility, for which these underwriters and affiliates have been paid customary fees.
Selling Restrictions
Canada
The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) or the accompanying prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one or more of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.
United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“EUWA”); or (ii) a customer within the meaning of the provisions of the UK’s Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of the notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.
In addition, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at: (i) in the UK, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or persons falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the UK; and (iii) any other persons to whom it may otherwise lawfully be distributed (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to, and will be engaged in only with, relevant persons.
Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws, regulations and ministerial guidelines of Japan.
Korea
Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering should be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell the notes in the Republic of Korea (“Korea”). We are not making any representation with respect to the eligibility of any recipients of this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering to acquire the notes under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the “FSCMA”), the Foreign Exchange Transaction Act (the “FETA”), and any regulations thereunder. The notes have not been registered with the Financial Services Commission of Korea (the “FSC”) in any way pursuant to the FSCMA, and the notes may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the notes may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold notes complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold notes.
Singapore
Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) or Section 276(4)(i)(B), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law, (4) as specified in Section 276(7) of the SFA or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other exchange or regulated trading facility in Switzerland. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or this offering do not constitute a prospectus within the meaning of and have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other exchange or regulated trading facility in Switzerland.
Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, the Issuer or the notes has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.
Taiwan
The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

LEGAL MATTERS
Certain matters with respect to the issuance and sale of the notes will be passed upon for Verisign by Gibson, Dunn & Crutcher LLP. The validity of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.
EXPERTS
The consolidated financial statements of VeriSign, Inc. and subsidiaries, as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement with the SEC under the Securities Act that registers the offer and sale of the notes covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. Please note that the SEC’s website is included in this prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus supplement and should not be considered to be part of this prospectus supplement, except as described in the following paragraph.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus, and information filed with the SEC subsequent to this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•
our 2020 Form 10-K, filed on February 19, 2021, including the portions of the Definitive Proxy Statement on Schedule 14A filed on April 13, 2021 that are incorporated by reference into Part III of such Annual Report on Form 10-K;

•	our 2021 First Quarter Form 10-Q, filed on April 22, 2021; and
•	our Current Report on Form 8-K filed on February 11, 2021 (Item 8.01 only).
We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between, and including, the date of this prospectus supplement and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K (including related exhibits), which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement and the accompanying prospectus from the respective dates of filing of those documents.
We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom an prospectus supplement is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).
You may request a copy of these documents by writing or telephoning us at:
VeriSign, Inc.
12061 Bluemont Way
Reston, Virginia 20190
Telephone: (703) 948-3200
Attn: Investor Relations

PROSPECTUS

VERISIGN, INC.

DEBT SECURITIES
This prospectus contains a general description of certain material terms of the debt securities that we may offer for sale from time to time. The debt securities may be offered in one or more different series, each of which will have terms and conditions distinct from the terms and conditions of each other series of debt securities offered pursuant to this prospectus. The specific terms and conditions of the debt securities to be offered from time to time, to the extent they are not described in this prospectus or are different than those described in this prospectus, will be contained in one or more supplements to this prospectus, which will be provided when we make an offering of such debt securities. A supplement may also contain other important information concerning VeriSign, Inc. and the debt securities being offered or the offering. A supplement may also supplement, change or update information contained in this prospectus, and we may supplement, change or update any of the information contained in this prospectus by incorporating information by reference in this prospectus. You should read this prospectus, the applicable prospectus supplement and any documents incorporated by reference into this prospectus carefully before you invest.
Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “VRSN.”
We will sell these securities directly to investors, or through agents, dealers, or underwriters as designated from time to time, or through a combination of these methods, on a continuous or delayed basis.
This prospectus may not be used to sell our securities unless it is accompanied by the applicable prospectus supplement.
We have not authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus or any prospectus supplement. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. We are not making an offer to sell or soliciting an offer to buy any securities other than the securities described in this prospectus and any applicable prospectus supplement. We are not making an offer to sell or soliciting an offer to buy any of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.
Investing in our securities involves a high degree of risk. See “Risk Factors” contained in Page 2 herein, in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 21, 2021.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. We may offer and sell debt securities described in this prospectus from time to time in one or more series in one or more offerings. No limit exists on the aggregate amount of the debt securities we may sell pursuant to the registration statement. The securities sold may be denominated in U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the prospectus supplement.
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered.
In addition, the prospectus supplement may also add, update, or change the information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any information incorporated by reference herein, on the one hand, and the information contained in any applicable prospectus supplement or incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference therein. The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Incorporation of Certain Documents by Reference.”
Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules, or regulations.
Statements made in this prospectus, in any prospectus supplement, or in any document incorporated by reference in this prospectus or any prospectus supplement as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference. You may obtain copies of those documents as described below under “Where You Can Find More Information.”
Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement, or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.
We have not authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained or incorporated by reference in this prospectus or any prospectus supplement. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.
In this prospectus, “Verisign” (which includes VeriSign, Inc. and, unless the context otherwise requires, all of its subsidiaries) is at times referred to in the first person as “we,” “us,” or “our.” We also sometimes refer to Verisign as the “Company.”

ABOUT VERISIGN, INC.
We are a global provider of domain name registry services and internet infrastructure, enabling internet navigation for many of the world’s most recognized domain names. We enable the security, stability, and resiliency of key internet infrastructure and services, including providing root zone maintainer services, operating two of the 13 global internet root servers, and providing registration services and authoritative resolution for the .com and .net top-level domains, which support the majority of global e-commerce.
We were incorporated in Delaware on April 12, 1995. Our principal executive offices are located at 12061 Bluemont Way, Reston, Virginia 20190. Our telephone number at that address is (703) 948-3200.
RISK FACTORS
Investing in the securities described herein involves risk. We urge you to carefully consider the risk factors described in our filings with the SEC that are incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus used in connection with an offering of our securities, as well as the information relating to us identified below under “Special Note Regarding Forward-Looking Statements,” before making an investment decision.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and at the website maintained by the SEC at https://www.sec.gov. Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.
We will also provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and the applicable prospectus supplement and any exhibits specifically incorporated by reference into those documents. You may request copies of these filings from us by mail at the following address, or by telephone at the following telephone number:
VeriSign, Inc.
Investor Relations
12061 Bluemont Way
Reston, Virginia 20190
Telephone Number: (703) 948-3200
We make available free of charge on or through our Internet website, http://www.verisign.com, our reports and other information filed with or furnished to the SEC as referred to above and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We are incorporating by reference into this prospectus information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or the information we file subsequently that is incorporated by reference into this prospectus or any prospectus supplement. Information that we later provide to the SEC, and that is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We are incorporating by reference the following documents that we have filed with the SEC:
•
our Annual Report on Form 10-K (File No. 000-23593) for the fiscal year ended December 31, 2020, filed on February 19, 2021, including the portions of the Definitive Proxy Statement on Schedule 14A filed on April 13, 2021 that are incorporated by reference into Part III of such Annual Report on Form 10-K;

•	our Quarterly Report on Form 10-Q (File No. 000-23593) for the quarter ended March 31, 2021, filed on April 22, 2021; and
•	our Current Report on Form 8-K (File No. 000-23593) filed on February 11, 2021 (Item 8.01 only).
These documents contain important information about us, our financial condition and our results of operations.
All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of all offerings made pursuant to this prospectus and the applicable prospectus supplement also will be deemed to be incorporated herein by reference. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain matters contained or incorporated by reference in this prospectus and the applicable prospectus supplement include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties, including, among other things, statements regarding our expectations about (i) the impact from the effects of the COVID-19 pandemic, (ii) the rate of growth in revenues for the remainder of 2021, (iii) Cost of revenues, Sales and marketing expenses, Research and development expenses, General and administrative expenses, quarterly Interest expense, and quarterly Non-operating income, net, for the remainder of 2021, (iv) our annual effective tax rate for 2021, and (v) the sufficiency of our existing cash, cash equivalents and marketable securities, and funds generated from operations, together with our borrowing capacity under the unsecured revolving credit facility. Forward-looking statements include, among others, those statements including the words “expects,” “anticipates,” “intends,” “believes” and similar language. Our actual results may differ significantly from those projected in the forward-looking statements. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical facts, included in this prospectus that address activities, events, or developments that we expect, believe, or anticipate will exist or may occur in the future, are forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, the following:
•	attempted security breaches, cyber-attacks, and Distributed Denial of Service (DDoS) attacks against our systems and services;
•	the introduction of undetected or unknown defects in our systems;
•	vulnerabilities in the global routing system;
•	system interruptions or system failures;
•	damage to our data centers;
•
risks arising from our operation of root servers and our performance of the Root Zone Maintainer functions under the Root Zone Maintainer Service Agreement with the Internet Corporation for Assigned Names and Numbers (“ICANN”);

•	any loss or modification of our right to operate the .com and .net gTLDs;
•	changes or challenges to the pricing provisions of the .com Registry Agreement;
•	new or existing governmental laws and regulations in the U.S. or other applicable foreign jurisdictions;
•	economic, legal and political risks associated with our international operations;
•	the impact of unfavorable tax rules and regulations;
•	risks from the adoption of ICANN’s consensus and temporary policies, technical standards and other processes;
•	the uncertainty of the impact of changes to the multi-stakeholder model of internet governance;
•	the outcome of claims, lawsuits, audits or investigations;
•	the effects of the COVID-19 pandemic;
•	our ability to compete in the highly competitive business environment in which we operate;
•	changes in internet practices and behavior and the adoption of substitute technologies, or the negative impact of wholesale price increases;
•	our ability to expand our services into developing and emerging economies;
•	our ability to maintain strong relationships with registrars and their resellers;
•	our ability to attract, retain and motivate our highly skilled employees; and
•	our ability to protect and enforce our intellectual property rights.

In addition, factors that might cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in this prospectus, in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021. See also “Incorporation of Certain Documents by Reference.” The Company undertakes no obligation to update any of the forward-looking statements after the date of this prospectus.
Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. In addition to causing our actual results to differ, the factors listed above and described in the documents incorporated by reference herein may cause our intentions to change from those statements of intention set forth or incorporated by reference in this prospectus and the applicable prospectus supplement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above and described in the documents incorporated by reference herein, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus and the applicable prospectus supplement.

USE OF PROCEEDS
We intend to use the net proceeds we receive from the sale of the securities offered by this prospectus as set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
In this section, unless the context otherwise indicates, the words “Verisign,” the “Company,” “we,” “us,” and “our” refer only to VeriSign, Inc. and not any of its subsidiaries.
The debt securities will be direct obligations of Verisign and will rank equally and ratably in right of payment with other indebtedness of Verisign that is not subordinated. The debt securities will be issued under an indenture to be entered into between us and U.S. Bank National Association, as trustee, a form of which has been filed with the registration statement of which this prospectus is a part.
The discussion of the material provisions of the indenture and the debt securities set forth below and the discussion of the material terms of a particular series of debt securities set forth in the applicable prospectus supplement are subject to and are qualified in their entirety by reference to all of the provisions of the indenture, which provisions of the indenture (including defined terms) are incorporated in this description of debt securities by reference.
The indenture does not limit the aggregate principal amount of debt securities that may be issued under it. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The following description of debt securities summarizes certain general terms and provisions of the series of debt securities to which any prospectus supplement may relate. The particular terms of each series of debt securities offered by a prospectus supplement or prospectus supplements will be described in the prospectus supplement or prospectus supplements relating to that series.
Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.
General
We will set forth in a prospectus supplement, to the extent required, the following terms of the series of debt securities in respect of which the prospectus supplement is delivered:
•	the issue price (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;
•	the title of the series of the debt securities;
•	the legal ranking of the debt securities and the extent, if any, to which the securities will be subordinated in right of payment to our other debt;
•	any limit on the aggregate principal amount of the debt securities;
•	the issue date;
•
whether the debt securities will be issued in the form of definitive debt securities or global debt securities and, if issued in the form of global debt securities, the identity of the depositary for such global debt security or debt securities;

•	the date or dates on which we will pay the principal;
•	the rate or rates at which the debt securities will bear interest or, if applicable, the method used to determine such rate or rates;
•	the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any record date for the interest payable on any interest payment date;
•	the place or places where principal of and any premium and interest on the debt securities of the series will be payable;
•	any optional redemption, sinking fund, or change of control put provisions;
•	any events of default in addition to those provided in the indenture;
•	any other specific terms, rights or limitations of, or restrictions on, the debt securities, and any terms that may be required or advisable under applicable laws or regulations; and
•	any covenants relating to us with respect to the debt securities of a particular series if not set forth in the indenture.

The debt securities will be issuable only in fully registered form, without coupons, or in the form of one or more global debt securities. The debt securities will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the prospectus supplement.
Unless otherwise indicated in the applicable prospectus supplement, principal of and interest and premium, if any, on the debt securities will be payable at our office or agency maintained for this purpose within New York City. Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Verisign, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. Unless otherwise indicated in the prospectus supplement, the trustee initially will be a paying agent and registrar under the indenture. We may act as paying agent or registrar under the indenture.
Unless otherwise indicated in the applicable prospectus supplement, interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and interest will not accrue for the intervening period.
Certain Covenants
Please refer to the applicable prospectus supplement for information about our covenants, including any addition or deletion of a covenant, and to the indenture for information on other covenants not described in this prospectus or in the applicable prospectus supplement:
Limitation on Consolidation, Merger and Sale of Assets
Verisign may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its property and assets to another entity unless:
•
(1) Verisign is the surviving or continuing corporation or transferee or (2) the successor entity, if other than Verisign, is a U.S. corporation, partnership, limited liability company or trust and expressly assumes by supplemental indenture all of Verisign’s obligations under the debt securities of all series and the indenture; and

•
immediately after giving effect to the transaction, no event of default (as defined below), and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing.

In connection with any transaction that is covered by this covenant, Verisign must deliver to the trustee an officer’s certificate and an opinion of counsel each stating that the transaction complies with the terms of the indenture and any supplemental indenture, and that the conditions precedent to such transaction have been satisfied, and the opinion of counsel shall include that the indenture and any supplemental indenture constitute valid and binding obligations of Verisign or other successor person.
In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, Verisign under the indenture and, subject to the terms of the indenture, Verisign will be released from the obligation to pay principal and interest on the debt securities and all obligations under the indenture.
Events of Default
Each of the following is an “event of default” under the indenture with respect to the debt securities of any series:
(1)	a failure to pay principal of or premium, if any, on the debt securities of such series when due at its stated maturity date, upon optional redemption or otherwise;
(2)	a default in the payment of interest on the debt securities of such series when due, continued for 30 days;
(3)	certain events of bankruptcy, insolvency or reorganization involving Verisign;

(4)	a default in the performance, or breach, of Verisign’s obligations under the “—Limitation on Consolidation, Merger and Sale of Assets” covenant described above;
(5)
a default in the performance, or breach, of any other covenant, warranty or agreement in the indenture (other than a default or breach pursuant to clause (4) immediately above or any other covenant or warranty a default in which is elsewhere dealt with in the indenture) for 60 days after a Notice of Default (as defined below) is given to Verisign; and

(6)
(a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Verisign (other than indebtedness of Verisign owing to any of its subsidiaries) outstanding in an amount in excess of $100.0 million or its foreign currency equivalent at the time and continuance of this failure to pay or (b) a default on any indebtedness of Verisign (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100.0 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 6(a) or (b) ceases or is cured, waived, rescinded or annulled, then the event of default under the indenture will be deemed cured.

No event of default with respect to a single series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities.
A default under clause (5) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series notify Verisign of the default and Verisign does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”
Verisign shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Verisign is taking or proposes to take with respect thereto.
If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to Verisign) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare, by notice to Verisign in writing (and to the trustee, if given by the holders of the debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the outstanding debt securities of such series, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Verisign shall occur, such amount with respect to all the outstanding debt securities of such series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the outstanding debt securities of such series. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of outstanding debt securities of such series then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the outstanding debt securities of such series if (i) Verisign has paid or deposited with the trustee a sum sufficient to pay all overdue principal, premium, interest and all amounts due to the trustee and (ii) all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the outstanding debt securities of such series, have been cured or waived as provided in the indenture.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of such series, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of debt securities of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:
(a)	such holder has previously given to the trustee written notice of a continuing event of default,
(b)
the registered holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and

(c)
the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any debt securities for enforcement of payment of the principal of, and premium, if any, or interest on, such debt securities on or after the respective due dates expressed in such debt securities.
The indenture requires Verisign to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Upon becoming aware of any default or event of default, Verisign is required to deliver to the trustee a statement specifying such default or event of default.
Definitions
The indenture contains the following defined terms:
“indebtedness” means, with respect to any person, obligations of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures, guarantees or similar instruments).
“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
Modification and Waiver
Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by such amendment (including consents obtained in connection with a tender offer or exchange for the debt securities of such series). Verisign and the trustee may, without the consent of any holders, change the indenture for any of the following purposes:
•	to evidence the succession of another person to Verisign and the assumption by any such successor of the covenants of Verisign under the indenture and the debt securities;
•	to add to the covenants of Verisign for the benefit of holders of the debt securities or to surrender any right or power conferred upon Verisign;
•	to add any additional events of default for the benefit of holders of the debt securities;
•
to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to secure the debt securities or add guarantees with respect to the debt securities of any series;
•	to add or appoint a successor or separate trustee;
•	to cure any ambiguity, defect or inconsistency, provided that the interests of the holders of such debt securities are not adversely affected in any material respect;

•
to supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that the interests of the holders of such debt securities are not adversely affected in any material respect;

•	to make any other change that would not adversely affect the holders of the debt securities of such series;
•
to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939, as amended; and

•	to reflect the issuance of additional debt securities of a particular series as permitted by the indenture.
Notwithstanding the foregoing, no modification, supplement, waiver or amendment may, without the consent of the holder of each outstanding debt security affected thereby:
•	make any change to the percentage of principal amount of debt securities the holders of which must consent to an amendment, modification, supplement or waiver;
•	reduce the rate of or extend the time of payment for interest on any debt securities;
•	reduce the principal amount or extend the stated maturity of any debt securities;
•	reduce the redemption price of any note or add redemption provisions to the debt securities;
•	make any debt securities payable in money other than that stated in the indenture or the debt securities;
•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities; or
•	make any change in the ranking or priority of any debt securities that would adversely affect the holder of such debt securities.
The holders of at least a majority in principal amount of the outstanding debt securities may waive compliance by Verisign with certain restrictive provisions of the indenture with respect to the debt securities. The holders of at least a majority in principal amount of the outstanding debt securities may waive any past default under the indenture, except a default not theretofore cured in the payment of principal or interest and certain covenants and provisions of the indenture, which cannot be amended without the consent of the holder of each outstanding debt security.
Defeasance
Verisign at any time may terminate all its obligations with respect to the debt securities of any series (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of such series, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities of such series. Verisign at any time may also terminate its obligations with respect to the debt securities of any series under the covenants described in the applicable prospectus supplement and under clause (5) under “—Events of Default,” which termination is referred to in this prospectus as “covenant defeasance.” Verisign may exercise its legal defeasance option with respect to any series of debt securities notwithstanding its prior exercise of its covenant defeasance option with respect to such series of debt securities.
If Verisign exercises its legal defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default with respect thereto. If Verisign exercises its covenant defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default specified in clauses (5) and (6) under “—Events of Default” and with respect to certain covenants in the indenture, including the covenant described under “—Certain Covenants.”
The legal defeasance option or the covenant defeasance option with respect to the debt securities of any series may be exercised only if:
(a)	Verisign irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the debt securities being defeased to maturity,
(b)
no default or event of default with respect to the debt securities of such series has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit,

(c)	in the case of the legal defeasance option, Verisign delivers to the trustee an opinion of counsel stating that:
(1)	Verisign has received from the Internal Revenue Service a ruling, or
(2)
since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable Federal income tax law or related treasury regulations after the date of the indenture,

(d)
in the case of the covenant defeasance option, Verisign delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and

(e)
Verisign delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of any series have been complied with as required by the indenture.

Discharge
When (i) Verisign delivers to the trustee all outstanding debt securities of any series (other than debt securities replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of any series have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) Verisign irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of such series, including interest thereon, and if in either case Verisign pays all other sums related to the debt securities of such series payable under the indenture by Verisign, then the indenture shall, subject to certain surviving provisions, cease to be of further effect with respect to such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the debt securities of such series on demand of Verisign accompanied by an officer’s certificate and an opinion of counsel of Verisign.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Gibson, Dunn & Crutcher LLP. Any agents or underwriters will be represented by their own legal counsel named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of VeriSign, Inc. and subsidiaries, as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

VeriSign, Inc.
$         % Senior Notes due 2031
PRELIMINARY PROSPECTUS SUPPLEMENT
Joint Book-Running Managers
J.P. Morgan
BofA Securities
US Bancorp
    , 2021